Exhibit 99.1

Securities Class Action Against Discovery Labs is Dismissed

Warrington, PA — May 13, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO), a biotechnology company developing its proprietary Surfactant Replacement Therapies (SRT) to address respiratory conditions, announced today that, on April 29, 2008, the U.S. Court of Appeals for the Third Circuit affirmed the dismissal of the Second Consolidated Amended Complaint that was filed against the Company and two of its executive officers in November 2006. The Court’s order is now final and this matter is now concluded.

The Second Consolidated Amended Complaint, like the First Consolidated Amended Complaint that was dismissed without prejudice in November 2006, alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (Exchange Act), Rule 10b-5 and Section 20(a) of the Exchange Act in connection with various public statements made by the Company. The United States District Court for the Eastern District of Pennsylvania dismissed the complaint on March 15, 2007. The District Court, in May 2007, also dismissed a related shareholder derivative action brought against the Company and several of its officers and directors. Plaintiffs in that proceeding did not file an appeal and that matter is also finally concluded.

Mary B. Templeton, Esq., Deputy General Counsel of Discovery Labs commented, “Discovery Labs is committed to full and prompt disclosure of all material information about our Company and our efforts to develop our SRT portfolio. Our counsel in this matter, Pepper Hamilton, LP has represented us effectively and both the Third Circuit Court of Appeals and the District Court have recognized the quality of our disclosures and finally dismissed with prejudice this class action.”

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to advance respiratory medicine and address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Discovery Labs’ lead product candidate, SURFAXIN®, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. SURFAXIN® is also being developed for other neonatal and pediatric indications. AEROSURF™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413